UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2011

LIGAND PHARMACEUTICALS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-33093	77-0160744
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11085 North Torrey Pines Road, Suite 300, La Jolla, California 92037

(Address of principal executive offices) (Zip Code)

(858) 550-7500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously announced, effective as of January 6, 2011 Ligand Pharmaceuticals Incorporated (“Ligand”) and Chiva Pharmaceuticals, Inc. (“Chiva”) entered into a License Agreement (the “License Agreement”) which granted Chiva licenses for clinical development, in China, of pradefovir in hepatitis B and MB07133 in hepatocellular carcinoma. Ligand also granted Chiva a non-exclusive HepDirect technology license for the discovery, development and worldwide commercialization of new compounds in hepatitis B, hepatitis C and hepatocellular carcinoma. Chiva, located in Los Altos Hills, California, is an affiliate of Hainan Kaihua Pharmaceutical Co., Ltd.

Under the terms of the License Agreement, Ligand was entitled to receive, among other things, a (second) $500,000 licensing fee by December 31, 2011 and an annual licensing fee of $25,000 by January 30 of each year, beginning in 2011. Ligand also can potentially earn more than $100 million from milestones and royalties on potential sales. Ligand will also receive an undisclosed percentage of any revenue generated by Chiva from sublicensing collaboration compounds to third parties in a major market outside China. Ligand also had the potential to earn a 10% equity position in Chiva in the future as a milestone payment.

As previously announced, on August 31, 2011 Ligand and Chiva entered into a First Amendment to License Agreement (the “First Amendment”). The First Amendment required that the (second) $500,000 licensing fee owed to Ligand be paid on September 1, 2011, instead of on December 31, 2011. In addition, the First Amendment increased the royalty rates which Ligand may potentially receive under the License Agreement, to 6% of aggregate net sales of products (other than pradefovir) licensed to Chiva under the License Agreement and 9% of aggregate net sales for pradefovir. In addition, the First Amendment removed from the License Agreement the provision under which Ligand could potentially earn a 10% equity position in Chiva as a milestone payment.

As previously announced, Ligand, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), acquired Metabasis Therapeutics, Inc. (“Metabasis”) on January 27, 2010 (the “Merger”).

Through the Merger, Ligand acquired (among other things) Metabasis’ pradefovir, MB07133 and HepDirect programs. HepDirect is a liver-specific drug targeting technology for chemically modifying the molecule to render it inactive until the modification is cleaved off by a liver-specific enzyme.

The Merger consideration paid to the former Metabasis stockholders included an aggregate of 35,147,294 “General” contingent value rights (“General CVRs”) governed by a “General” Contingent Value Rights Agreement dated January 27, 2010 (as amended on January 26, 2011, the “General CVR Agreement”). The General CVR Agreement provided (among other things) for the payment to the holders of the General CVRs, pro rata and after certain defined reductions, of 50% of any cash proceeds received in connection with licensing of programs such as pradefovir and HepDirect, 40% of any cash proceeds received as an annual license fee from Chiva under the License Agreement, and 30% of any cash proceeds received in connection with licensing of MB07133.

The License Agreement’s $25,000 annual licensing fee for 2011 was received by Ligand from Chiva.

The License Agreement/First Amendment’s (second) $500,000 licensing fee payment was received by Ligand from Chiva. This (second) $500,000 licensing fee was allocable $150,000 to pradefovir and $350,000 to MB07133.

On October 10, 2011, Ligand sent Mellon Investor Services LLC, as Rights Agent under the General CVR Agreement (the “Rights Agent”), an achievement certificate certifying that the holders of General CVRs are entitled to receive pro rata $122,513 calculated as follows:

40% of the $25,000 annual licensing fee = $10,000; minus 1% of such $10,000 subtotal to be contributed to the Stockholders’ Representative Fund established pursuant to the Merger Agreement = $10,000 minus $100 = $9,900;

50% of the (second) $150,000 gross licensing fee regarding pradefovir = $75,000; plus 30% of the (second) $350,000 gross licensing fee regarding MB07133 = $105,000; minus $66,249.50 of reasonable and previously unrecovered costs and expenses incurred in connection with the License Agreement and First Amendment; and then minus 1% of such $113,750.50 subtotal to be contributed to the Stockholders’ Representative Fund established pursuant to the Merger Agreement = $180,000 minus $66,249.50 and further minus $1,137.50 = $112,613;

and Ligand has delivered the $122,513 to the Rights Agent.

On January 1, 2012, the Rights Agent shall distribute the $122,513 pro rata (i.e., approximately $0.0035 cash for each General CVR) to the holders as of December 28, 2011 (the third business day before January 1, 2012) of the General CVRs.

As previously announced, on October 7, 2011 Ligand granted to Chiva an exclusive license to Ligand intellectual property rights related to Fablyn® (lasofoxifene), a selective estrogen receptor modulator that was approved in the EU in 2009 for the treatment of osteoporosis in post-menopausal women at increased risk of fracture. In return for the license, Chiva is obligated to pay Ligand a non-refundable license issuance fee of $4,000,000 on or before June 1, 2012 and Ligand will also be eligible to receive milestones and royalties on worldwide net sales of Fablyn. For the avoidance of any possible misunderstanding: Fablyn and such Fablyn-related payments do not pertain in any way to Metabasis, the General CVR Agreement or the General CVRs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGAND PHARMACEUTICALS INCORPORATED

Date: October 13, 2011
	By:	/s/ Charles S. Berkman
	Name:	Charles S. Berkman
	Title:	Vice President, General Counsel and Secretary